Exhibit 99.1

Bitcoin Infrastructure Acquisition Corp Ltd Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing December 17, 2025

NEW YORK, Dec. 12, 2025 (GLOBE NEWSWIRE) -- Bitcoin Infrastructure Acquisition Corp Ltd (the “Company”), a special purpose acquisition company formed as a Cayman Islands exempted company, today announced that commencing December 17, 2025, holders of the units sold in the Company’s initial public offering completed on December 3, 2025, may elect to separately trade the Class A ordinary shares of the Company and the warrants included in such units on the Nasdaq Global Market tier of  The Nasdaq Stock Market LLC (“Nasdaq”). Each unit consists of one Class A ordinary share of the Company, $0.0001 par value per share,  and one-half of one redeemable warrant, each whole warrant entitling the holder to purchase one Class A ordinary share upon exercise, at a price of $11.50 per share.

The Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “BIXI” and “BIXIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “BIXIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC acted as lead book-running manager and Clear Street LLC acted as co-manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company, led by Chairman of the Board of Directors, Parker White, Chief Executive Officer, Ryan Gentry, and Director, Vik Mittal, who also serves as the Managing Member and Chief Investment Officer of Meteora Capital, LLC, is a special purpose acquisition company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify target businesses will focus on companies operating in the digital asset space. While the Company may pursue an initial business combination in any industry, the Company intends to focus on sectors aligned with the ongoing digitization of financial infrastructure. These include digital assets, Web3 technologies, financial services infrastructure, and other blockchain-driven business models.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
Ryan Gentry, Chief Executive Officer

info@bixispac.com

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